Exhibit 10.1

EXECUTION COPY

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, NATIONAL ASSOCIATION 301 South College Street Charlotte, North Carolina 28288

April 25, 2012

Watson Pharmaceuticals, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attention: Stephen Kaufhold, Vice President, Treasurer

Project Compass

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, Wells Fargo Bank, and Wells Fargo Securities, the “Commitment Parties”, “we” or “us”) that you ( the “Borrower” or “you”), intend to acquire, directly or indirectly (the “Acquisition”), the entire issued share capital of Actavis Pharma Holding 4 ehf., Actavis Inc., and Actavis S.à r.l. (collectively, the “Acquired Business”) from its equity holders (the “Sellers”) and certain debt claims owed by the Acquired Business to the Sellers and other affiliates. The Acquisition will be effected by the Borrower’s purchase of all of the outstanding equity of the Acquired Business and such intercompany debt claims, after which the Acquired Business will be an indirect wholly-owned subsidiary of the Borrower. The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance a portion of the Acquisition, the repayment or redemption of certain existing indebtedness and preferred stock of the Acquired Business (the “Refinancing”), and the costs and expenses related to the Transaction (as hereinafter defined) from the following sources (and that no financing other than (a) the financing described herein, (b) drawings under the Revolving Credit Agreement among the Borrower, the lender parties thereto and Bank of America, as administrative agent, dated as of September 16, 2011, as amended and in effect prior to the Closing Date (as hereinafter defined) and (c) the issuance of common equity interests issued to the Sellers in accordance with the Acquisition Agreement will be required in connection with the Transaction (as hereinafter defined)): (a) up to $2.0 billion in a senior unsecured term loan facility of the Borrower (the “Senior Credit Facility”); and (b) up to $4.5 billion in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Notes”) or, if the Senior Credit Facility is not syndicated and/or the Notes are not issued and sold on or prior to the Closing Date, up to $6.0 billion in senior unsecured loans (the “Bridge Facility” and, collectively with the Senior Credit Facility, the “Facilities”) made available to the Borrower as interim financing to the Senior Credit Facility or Permanent Securities (as

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hereinafter defined), as applicable. The Acquisition, the Refinancing, the entering into and funding of the Senior Credit Facility, the issuance and sale of the Notes or the entering into and funding of the Bridge Facility and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.” The date that this Commitment Letter is accepted by the Borrower is referred to herein as the “Commitment Date.”

1. Commitments. In connection with the foregoing, (a) each of Bank of America and Wells Fargo Bank is pleased to advise you of its several, and not joint, commitment to each provide $225 million (for a total of $450 million) of the Senior Credit Facility (in such capacity, the “Initial Senior Lenders”) and Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Senior Administrative Agent”) for the Senior Credit Facility and Wells Fargo Bank is pleased to advise you of its willingness to act as sole syndication agent for the Senior Credit Facility, all upon and subject to the terms and conditions set forth in this letter and in Annex II hereto (the “Senior Financing Summary of Terms”) and Annex III hereto, (b) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”) and Wells Fargo Securities is pleased to advise you of its willingness, and you hereby engage MLPFS and Wells Fargo Securities, to act as the exclusive lead arrangers and exclusive bookrunning managers (in such capacity, the “Senior Lead Arrangers”) for the Senior Credit Facility, and in connection therewith to form a syndicate of lenders for the Senior Credit Facility (collectively, the “Senior Lenders”) in consultation with you, including Bank of America and Wells Fargo Bank, (c) each of Bank of America and Wells Fargo Bank is pleased to advise you of its undertaking, as a lender under the Existing Credit Agreement (as hereinafter defined), to consent to an amendment to the Existing Credit Agreement to (i) increase the aggregate Commitments (as defined in the Existing Credit Agreement) by at least $250 million and (ii) conform the covenant contained in Section 7.08 of the Existing Credit Agreement (and any related provisions or definitions, or any successor provision) to the maximum consolidated leverage ratio financial covenant that will be contained in the Credit Documentation (as hereinafter defined) for the Senior Credit Facility, (d) each of Bank of America and Wells Fargo Bank is pleased to advise you of its several, and not joint, commitment to provide 50.0% of the Bridge Facility for a total of $6.0 billion (in such capacity, each an “Initial Bridge Lender” and, together with the Initial Senior Lenders, the “Initial Lenders”) and Bank of America is pleased to inform you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Senior Administrative Agent, the “Administrative Agents”) for the Bridge Facility and Wells Fargo Bank is pleased to advise you of its willingness to act as sole syndication agent for the Bridge Credit Facility, all upon and subject to the terms and conditions set forth in this letter and in Annex I hereto (the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement and Annex III hereto, this “Commitment Letter”) and Annex III hereto and (e) each of MLPFS and Wells Fargo Securities is also pleased to advise you of its willingness, and you hereby engage each of MLPFS and Wells Fargo Securities, to act as the exclusive lead arrangers and exclusive bookrunning managers (in such capacity, each a “Bridge Lead Arrangers”; MLPFS and Wells Fargo Securities acting in their capacity as Senior Lead Arrangers and as Bridge Lead Arrangers are sometimes referred to herein as the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) in consultation with you, including Bank of America and Wells Fargo Bank. It is understood and agreed that Bank of America and MLPFS will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

2. Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters (as here

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inafter defined), and the several commitments of the Commitment Parties hereunder shall be reduced (a) in respect of the Bridge Facility, dollar-for-dollar on a pro-rata basis as and when corresponding commitments are received from the Bridge Lenders and (b) in respect of the Senior Credit Facility, as determined by the Lead Arrangers after full subscription of the $1.05 billion in commitments in respect of the Senior Credit Facility that are not committed to by the Initial Senior Lenders hereunder, upon allocation of the commitments thereunder, in each case pursuant to an amendment or amendment and restatement of, or customary joinder to, this Commitment Letter (any such amendment, amendment and restatement or joinder, a “Joinder”) or pursuant to the Credit Documentation, whichever is earlier. The parties agree to cooperate in good faith to execute and deliver Joinders promptly upon prospective lenders’ being identified, and, except in the case of prospective lenders specifically identified in a writing agreed by you and us prior to the date hereof, as to which such acceptance is hereby acknowledged and granted, accepted by the Borrower, such acceptance not to be unreasonably withheld or delayed. With respect to any syndication, assignment or participation other than through a Joinder or pursuant to the Credit Documentation, the Initial Lenders shall not be relieved, released or novated from their respective obligations hereunder until the funding on the Closing Date has occurred (but without limiting the Borrower’s acceptance of and obligation to execute and deliver Joinders as set forth in the preceding sentence). Until the earlier of (x) the date that a Successful Syndication (as defined in the Joint Fee Letter) is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to assist, but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement, the Lead Arrangers in achieving a syndication of each such Facility that is satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors (consistent with the terms of the Acquisition Agreement) to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined)), (b) your using commercially reasonable efforts to assist the Lead Arrangers in the preparation, within 30 days after the date hereof, of an information memorandum with respect to each of the Facilities in form and substance customary for transactions of this type (each, an “Information Memorandum”) to be completed at least 30 days prior to the Closing Date and other materials to be used in connection with the syndication of each such Facility, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business, (d) your using your commercially reasonable efforts to obtain, within 30 days after the date hereof, monitored public corporate credit or family ratings of the Borrower after giving effect to the Transaction from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), (e) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business (consistent with the terms of the Acquisition Agreement), reasonably available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders at times and locations mutually agreed upon and (f) using your commercially reasonable efforts to ensure that prior to the Closing Date there will be no competing issues of debt securities or bank credit financing (other than the Senior Credit Facility, the Bridge Facility, the Notes and additional loans and commitments under the Existing Credit Agreement as may be amended prior to the Closing Date) by or on behalf of you, the Acquired Business or any of your or its subsidiaries being offered, placed or arranged that could reasonably be expected to materially impair the syndication of the Facilities (it being understood that any indebtedness permitted under the Acquisition Agreement as in effect on the date hereof shall not be subject to this clause (f)). Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters or any other letter agreement or other undertaking concerning the

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financing of the Transaction contemplated hereby, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that in no event shall the successful completion of syndication of the Facilities or the receipt of any ratings constitute a condition to the availability or initial funding of the Facilities on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders, and, with your consent (not to be unreasonably withheld), any titles or roles offered to prospective Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summaries of Terms, and in the Joint Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the reasonable discretion of the Lead Arrangers in consultation with you.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all written information, other than Projections (as defined below) and information of a general economic or general industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives, taken as a whole, or by or on behalf of the Acquired Business or any of its representatives, taken as a whole, in connection with any aspect of the Transaction (the “Information”) is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (in each case after giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are delivered to the Lead Arrangers; it being understood and agreed that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, any of the representations and warranties in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be correct at such time. Solely as they relate to matters with respect to the Acquired Business and its subsidiaries, the foregoing representations, warranties and covenants are made to the best of your knowledge. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials (as hereinafter defined) to the proposed syndicate of Lenders by posting the Information, the Projections, the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on SyndTrak or another similar electronic system. In connection with the syndication of the Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation will

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contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom that are substantially identical to the Existing Credit Agreement. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Joint Fee Letter”) and the separate fee letter addressed to you dated the date hereof from Bank of America (the “Administrative Fee Letter” and together with the Joint Fee Letter, the “Fee Letters”). You also agree to reimburse the Commitment Parties for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arrangers, the Senior Administrative Agent, the Bridge Administrative Agent and the Initial Lenders (and one additional counsel to each group of affected Indemnified Parties (as hereinafter defined) that are similarly situated, taken as a whole, for any conflict of interest and, if reasonably necessary, one local counsel in each relevant jurisdiction)) incurred in connection with the Facilities (not to include, for the avoidance of doubt, the reasonable and documented fees, charges and other disbursements of counsel for the administrative agent under the Existing Credit Agreement, which shall be limited to McGuire Woods LLP, that are required to be reimbursed pursuant to Section 10.04 of the Existing Credit Agreement), the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby (collectively, the “Expenses”); provided, that you shall not be obligated to reimburse us for Expenses (other than fees, charges and other disbursement of counsel) in excess of $150,000; and provided further, that in the event the Closing Date does not occur, you shall not be required to reimburse any fees, disbursements and other charges of Shearman & Sterling LLP unless we promptly notify you when such fees, disbursements and other charges exceed $150,000 in the aggregate and provide you weekly invoiced updates thereafter. You acknowledge that we may receive a benefit from any of such counsel in connection with unrelated matters, including without limitation, a discount, credit or other accommodation, based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates, successors and assigns, and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against, and hold each Indemnified Party harmless from, any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one legal counsel for the Administrative Agents, the Lead Arrangers and the Initial Lenders (and one additional counsel to each group of affected Indemnified Parties that are similarly situated, taken as a whole, for any conflict of interest and, if reasonably necessary, one local counsel in each relevant jurisdiction)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings in connection with the Transaction, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to (i)(A) losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, willful misconduct or bad faith of the applicable Indemnified Party or any Related Indemnified Party (as defined below), or (B) result from a claim brought by the Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Commitment Letter, the Fee

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Letters or other Credit Documentation if the Borrower has obtained a final and non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction and (ii) any settlement entered into by such Indemnified Party without your written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Seller, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (ii) a material breach of such Indemnified Party’s obligations under this Commitment Letter, the Fee Letters or other Credit Documentation, as found in a proceeding to which you are a party. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates, or any of their respective officers, directors, employees, advisors, affiliates, agents or controlling persons as determined by a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provisions of this Commitment Letter to the contrary, neither you nor any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages arising out of, in connection with, or as a direct result of the Transaction or the other transactions contemplated by this Commitment Letter, except that this shall not limit your indemnification obligations set forth in this section. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

For purposes hereof, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Party, controlling person or such controlled affiliate, provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter.

5. Conditions to Financing. The commitment of the Initial Senior Lenders in respect of the Senior Credit Facility, the commitment of the Initial Bridge Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth in Annex III hereto and each of the following conditions precedent: (a) (i) solely with respect to the Senior Credit Facility, the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility consistent with this Commitment Letter, including the Documentation Principles (as defined in the Senior Financing Sum

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mary of Terms) and the Fee Letters and (ii) solely with respect to the Bridge Facility, the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility consistent with this Commitment Letter, including the Documentation Principles and the Fee Letters (the definitive documentation referred to in clauses (i) and (ii) collectively, the “Credit Documentation”); and (b) solely with respect to the Senior Credit Facility, the other conditions set forth in the Senior Financing Summary of Terms under the heading “Conditions Precedent” and, solely with respect to the Bridge Facility, the other conditions set forth in the Bridge Summary of Terms under the heading “Conditions Precedent”. Notwithstanding anything in this Commitment Letter, the Joint Fee Letter, the Administrative Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be only (i) such representations made by or with respect to the Acquired Business and its subsidiaries in the definitive agreement relating to the Acquisition (including all schedules and exhibits attached thereto, all Transaction Documents (as defined therein) and all documents in Agreed Form (as defined therein), in each case, in the form approved by the Commitment Parties pursuant to clause (ii) of Annex III hereto as in effect on the date hereof, the “Acquisition Agreement”) as are material to the interests of the Lenders, but only to the extent that you have or any of your affiliates has the right to terminate your or its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of (i) the Senior Credit Facility on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent” in the Senior Financing Summary of Terms are satisfied and (ii) the Bridge Facility on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent” in the Bridge Summary of Terms are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower (x) in the case of the Senior Credit Facility, contemplated by the Senior Financing Summary of Terms, relating to the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Senior Lenders from funding the Senior Credit Facility, (y) in the case of the Bridge Facility, contemplated by the Bridge Summary of Terms, relating to the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Bridge Lenders from funding the Bridge Facility, and (z) in each case, relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts of the Credit Documentation in any material respect with material laws or charter documents, solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transaction (in substantially the form attached hereto as Exhibit A), Federal Reserve margin regulations, the U.S.A. Patriot Act (with respect to the Borrower), OFAC (with respect to the Borrower only, and in the form agreed with the Arrangers on the date hereof), Investment Company Act and status of the Facilities as senior debt. There shall be no conditions to closing and funding not expressly set forth in this Section 5 or Annex III hereto and (i) solely with respect to the Senior Credit Facility, the other conditions referenced in the Senior Financing Summary of Terms under the heading “Conditions Precedent” and (ii) solely with respect to the Bridge Facility, the other conditions referenced in the Bridge Summary of Terms under the heading “Conditions Precedent”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your affiliates, and your or your affiliates’ officers, directors, employees, agents, attorneys, accountants and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof),

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and (iii) this Commitment Letter and the Fee Letters (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the Sellers and to the affiliates, board of directors, officers, directors, employees, agents, attorneys, accountants and other advisors of the Acquired Business in connection with the Transaction. Notwithstanding the foregoing, (i) following your acceptance hereof, you may disclose the Summaries of Terms in any offering memoranda relating to the Notes or in any syndication or other marketing materials in connection with the Facilities, (ii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letters) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (iii) you may disclose the Summaries of Terms to any rating agency in connection with the Transaction to the extent necessary to satisfy your obligations or the conditions hereunder and (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Senior Credit Facility, the Bridge Facility and/or the Notes or in any public filing relating to the Transaction.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (including without limitation in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, officers, directors, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and instructed to keep such confidential information confidential, (v) for purposes of establishing any defense available under state and federal securities laws including without limitation a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the date that is 18 months after the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. None of the Commitment Parties or the Lead Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arrangers of services for other companies. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have

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obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) except as otherwise expressly agreed in writing, the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and any guarantor, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you and any guarantor in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Senior Credit Facility and funding of the Bridge Facility and the provisions of Sections 4 and 6 (other than with respect to the confidentiality of the Fee Letters and the contents thereof) shall, except with respect to events or circumstances occurring prior to the execution of the Credit Documentation, be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.

8. Miscellaneous. This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”)

9	Compass – Commitment Letter

shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letters.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect (as defined in Annex III below) and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (the issues set forth in clauses (i), (ii) and (iii), collectively, the “UK Law Issues”), in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of England and Wales, without regard to any other principles of conflicts of law. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates (provided that no such assignment to an affiliate shall reduce the amount of such Commitment Party’s commitment hereunder) or, subject to the provisions of Section 2 of this Commitment Letter, to any Lender. No Lead Arranger shall assign its rights under this Commitment Letter or the Fee Letters as a Lead Arranger in its capacity as such (other than to one of its affiliates) without the prior written consent of each of the parties hereto (and any purported assignment without such consent will be null and void).

10	Compass – Commitment Letter

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter, the Fee Letters, and paying the fees specified in the Joint Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Facilities by wire transfer of immediately available funds to the respective accounts specified by us, not later than 11:59 p.m. (New York City time) on April 25, 2012, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) February 28, 2013, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facility and the Bridge Facility and (c) the termination of the Acquisition Agreement in accordance with its terms.

[The remainder of this page intentionally left blank.]

11	Compass – Commitment Letter

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Robert LaPorte
Name: Robert LaPorte
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter C. Hall
Name: Peter C. Hall
Title: Managing Director

Signature Page to Compass Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kirk Tesch
Name: Kirk Tesch
Title: Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Andrew J. Gamble
Name: Andrew J. Gamble
Title: Managing Director

Signature Page to Compass Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

WATSON PHARMACEUTICALS, INC.

By:	/s/ David Buchen
Name: David Buchen
Title: Executive Vice President, General Counsel and Secretary

Signature Page to Compass Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Watson Pharmaceuticals, Inc. (the “Borrower”).

Guarantors:	None at closing. Thereafter, any domestic subsidiary of the Borrower that becomes a guarantor of any of the Borrower’s publicly issued notes or bonds outstanding from time to time or any of the Borrower’s private notes, loans or commercial paper outstanding from time to time, in each case having a principal amount or committed amount in excess of $100,000,000, and any other domestic subsidiary of the Borrower designated by the Borrower as a guarantor of the obligations of the Borrower under the Bridge Facility described below (any such subsidiary, a “Guarantor”).

Administrative Agent:	Bank of America, N.A. or an affiliate thereof (“Bank of America”) will act as sole and exclusive administrative agent for the Bridge Lenders (the “Administrative Agent”).

Syndication Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as sole and exclusive syndication agent for the Bridge Lenders.

Lead Arrangers and
Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will act as exclusive lead arrangers and exclusive bookrunning managers for the Bridge Loans (in such capacity, the “Bridge Lead Arrangers”).

Bridge Lenders:	Bank of America and Wells Fargo Bank or affiliates thereof (the “Initial Bridge Lenders”) and, subject to Section 2 of the Commitment Letter, other financial institutions determined by the Bridge Lead Arrangers in consultation with the Borrower (the “Bridge Lenders”).

Bridge Loans:	An aggregate principal amount of up to $6.0 billion of senior unsecured bridge loans (the “Bridge Loans”), less (i) all reductions pursuant to the Mandatory Prepayments and Commitment Reduction section below and (ii) without duplication of clause (i) above, the aggregate gross proceeds of Notes, the Senior Credit Facility or any other issuances of debt or disqualified equity securities of the Companies (collectively, “Permanent Securities”) issued on or prior to the Closing Date to the extent that the gross proceeds thereof are made available to the Borrower on or prior to the Closing Date. The Bridge Loans will be available to the Borrower in one drawing on the Closing Date.

Annex I-1	Compass – Commitment Letter

Ranking:	The Bridge Loans will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower.

Purpose:	The proceeds of the Bridge Loans, together with borrowings under the Senior Credit Facility and the Existing Credit Agreement on the Closing Date, shall be used (i) to finance in part the Transaction and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

“Applicable Margin” shall initially be 150 basis points as of the Closing Date, and will increase by an additional 50 basis points at the end of each subsequent 90 day period for as long as the Bridge Loans are outstanding; provided that the interest rate (excluding default interest) shall not exceed the Total Cap (as defined in the Joint Fee Letter).

During the continuance of a payment default, interest will accrue on the principal of the Bridge Loans at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Duration Fees:	The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Bridge Lenders, a duration fee on the dates and in the amounts indicated below, calculated on the aggregate principal amount of the Bridge Loans outstanding on such dates:

	Date	(bps)
	90 days after the Closing Date	50.0
	180 days after the Closing Date	100.0
	270 days after the Closing Date	150.0

Cost and Yield Protection:	Same as the Senior Credit Facility.

Maturity:	364 days after the Closing Date.

Amortization:	None.

Optional Prepayments and
Commitment Reductions:	The Bridge Loans may be prepaid, or the commitments in respect thereof may be reduced, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date (if applicable).

Mandatory Prepayments and
Commitment Reductions:	The Borrower shall prepay the Bridge Loans, and prior to the Closing Date, the commitments in respect thereof shall be automatically

Annex I-2	Compass – Commitment Letter

reduced, without premium or penalty together with accrued interest to the prepayment or purchase date, with (a) all net after-tax cash proceeds from non-ordinary course sales of property and assets of the Borrower or any of its subsidiaries after the Commitment Date (including sales or issuances of equity interests, in each case to third parties, by subsidiaries of the Borrower (but excluding sales of inventory or factoring of accounts receivable in the ordinary course of business, and net cash after-tax proceeds from other sales of property or assets of the Borrower) in an amount not to exceed $150.0 million, and, after the execution and delivery of the Credit Documentation, other exceptions to be agreed in the Credit Documentation), (b) all net cash proceeds from the issuance or incurrence after the Commitment Date of additional debt of the Borrower (including, when funded, the Senior Credit Facility) or any of its subsidiaries other than drawings under the Existing Credit Agreement that are not specifically designated by the Borrower for application (and actually applied on the Closing Date) to finance a portion of the Transaction and, after the execution and delivery of the Credit Documentation, certain debt permitted under the Credit Documentation, and (c) all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Borrower, after the Commitment Date, subject to exceptions to be agreed.

Conditions Precedent:	The borrowing under the Bridge Facility on the Closing Date will be subject only to the conditions precedent expressly set forth in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

Credit Documentation:	Same as the Senior Credit Facility.

Representations and Warranties:	The Credit Documentation will contain representations and warranties that are substantially the same as those set forth in the Existing Credit Agreement, and consistent with the Documentation Principles, plus (a) solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transaction, (b) U.S.A. Patriot Act (with respect to the Borrower), (c) OFAC (with respect to the Borrower only and in the form agreed with the Bridge Lead Arrangers on the date of the Commitment Letter) and (d) the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Bridge Lenders from funding the Bridge Facility.

Affirmative Covenants:	Same as the Senior Credit Facility plus a covenant for the Borrower to pay all fees due and payable under the Fee Letters.

Negative Covenants:	Same as the Senior Credit Facility.

Events of Default:	Same as the Senior Credit Facility.

Clean-up Period:	Same as the Senior Credit Facility.

Annex I-3	Compass – Commitment Letter

Assignments and
Participations:	After funding under the Bridge Facility on the Closing Date, but prior to the date that a Successful Syndication of the Bridge Facility has been achieved, the Initial Bridge Lenders will be permitted to make assignments to other entities selected in consultation with the Borrower. Assignments after a Successful Syndication of the Bridge Facility has been achieved or prior thereto by Lenders other than Initial Bridge Lenders shall be permitted on the same terms as the Senior Credit Facility.

Waivers and Amendments:	Same as the Senior Credit Facility.

Defaulting Lenders:	Same as the Senior Credit Facility.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Bridge Lead Arrangers, each Bridge Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against, and hold each harmless from, all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole, unless such losses, claims, damages, liabilities or expenses are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise from the gross negligence, willful misconduct or bad faith of the applicable indemnified person (or any controlling person or controlled affiliate of such indemnified person, the respective directors, officers, or employees of such indemnified person or any of their controlling persons or controlled affiliates and the respective agents of such indemnified person or any of their controlling persons or controlled affiliates acting at the instructions of such indemnified person or a controlling person or such controlled affiliate of such indemnified person), or (ii) to result from a claim brought by the Borrower against an indemnified person for a material breach of such indemnified person’s obligations under the Commitment Letter, the Fee Letters or other Credit Documentation.

Governing Law:	New York.

Expenses:	Same as the Senior Credit Facility.

Counsel to Bridge Lead
Arranger:	Shearman & Sterling LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex I-4	Compass – Commitment Letter

ANNEX II

SUMMARY OF TERMS AND CONDITIONS

SENIOR CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrower:	Watson Pharmaceuticals, Inc. (the “Borrower”).

Guarantors:	None at closing. Thereafter, any domestic subsidiary of the Borrower that becomes a guarantor of any of the Borrower’s publicly issued notes or bonds outstanding from time to time or any of the Borrower’s private notes, loans or commercial paper outstanding from time to time, in each case having a principal amount or committed amount in excess of $100,000,000, and any other domestic subsidiary of the Borrower designated by the Borrower as a guarantor of the obligations of the Borrower under the Senior Credit Facility described below (any such subsidiary, a “Guarantor”).

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Senior Lenders (as hereinafter defined) (the “Administrative Agent”).

Syndication Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as sole and exclusive syndication agent for the Senior Lenders.

Co-Documentation Agents:	One or more financial institutions selected by the Borrower will act as co-documentation agents for the Senior Credit Facility (as defined below).

Lead Arrangers
and Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”) will act as exclusive lead arrangers and exclusive bookrunning managers for the Senior Credit Facility (in such capacities, the “Senior Lead Arrangers”).

Senior Lenders:	Bank of America, Wells Fargo Bank and, subject to Section 2 of the Commitment Letter, other banks and financial institutions determined by the Senior Lead Arrangers in consultation with the Borrower (the “Senior Lenders”).

Senior Credit Facility:	An aggregate principal amount of up to $1.5 billion (which may be increased to $2 billion at the option of the Borrower if the Senior Credit Facility is oversubscribed on or prior to the Closing Date) will be available through a senior unsecured term loan facility (the “Senior Credit Facility”), all of which will be available to the Borrower in one drawing on the Closing Date.

Annex II-1	Compass – Commitment Letter

Purpose:	The proceeds of the borrowings under the Senior Credit Facility, together with borrowings under the Existing Credit Agreement (as defined below) and proceeds from the Bridge Facility or the Notes, shall be used to (i) finance in part the Transaction and (ii) pay fees and expenses incurred in connection with the Transaction.

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facility will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means a percentage per annum to be determined in accordance with the ratings based pricing grid referred to below.

The Borrower may elect interest periods of one, two, three or six months (or, if agreed to by all the Senior Lenders, nine or twelve months or a period of shorter than 1 month) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will be defined and calculated on a basis substantially identical to the Existing Credit Agreement.

During the continuance of a payment default, interest will accrue on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to the outstanding loans, and will be payable on demand.

Ratings Pricing Grid:	The Applicable Margin for LIBOR advances shall be the basis points per annum set forth in the table below opposite the long term senior unsecured, non-credit enhanced debt rating or, if none, the issuer rating or corporate credit rating of the Borrower by S&P and Moody’s, in each case after giving effect to the Transaction (the “Ratings”). In the event of a single-level split between the Ratings, the higher Rating shall apply, and in the event of a multi-level split between the Ratings, the Rating that is the midpoint between the two Ratings, or, if there is no such midpoint, the Rating that is one level lower than the higher Rating, shall apply. If either S&P or Moody’s does not have in effect a Rating, then the Rating assigned by the other rating agency shall be used. In the event that no Ratings are maintained for a reason other than such rating agency ceasing to be in the business of rating corporate debt obligations, the highest pricing in the grid shall apply. The Applicable Margin for Base Rate advances shall be 100 basis points less than the Applicable Margin for LIBOR advances.

Annex II-2	Compass – Commitment Letter

	Debt Rating	Applicable Margin for Term Facility LIBOR advances
	> A-/A3	L + 100.0 bps
	BBB+/Baa1	L + 125.0 bps
	BBB/Baa2	L + 150.0 bps
	BBB-/Baa3	L + 175.0 bps
	< BB+/Ba1	L + 200.0 bps

If the rating system of Moody’s or S&P shall change or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Senior
Lenders shall negotiate in good faith to amend the Applicable Margin to reflect such changed rating system (including, in such case, an amendment to replace Moody’s or S&P, as applicable, with another rating agency) or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	The Credit Documentation will contain cost and yield protection provisions that are substantially identical to those contained in the Existing Credit Agreement (including with respect to the Dodd-Frank Act and the Basel III Accord).

Maturity:	Five years after the Closing Date.

Scheduled Amortization:	The Senior Credit Facility will be subject to quarterly amortization of principal equal to 2.5%
of the original aggregate principal amount of the Senior Credit Facility, with the balance payable at final maturity.

Optional Prepayments and
Commitment Reductions:	The Senior Credit Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of
LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior
Lenders resulting therefrom. Each optional prepayment of the Senior Credit Facility shall be applied as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity). The unutilized portion of any commitment under the Senior Credit
Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Conditions Precedent:	The borrowing under the Senior Credit Facility on the Closing Date will be subject only to the conditions precedent expressly set forth in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

Annex II-3	Compass – Commitment Letter

Credit Documentation:	The Credit Documentation shall be negotiated in good faith, shall contain terms consistent with the terms set forth in this Senior Financing Summary of Terms and, to the extent not provided in this Senior Financing Summary of Terms, shall be substantially the same as that certain Revolving Credit Agreement, dated as of September 16, 2011 (the “Existing Credit Agreement”) among, the Borrower, the lenders party thereto from time to time, and Bank of America, as administrative agent thereunder, with such changes to the terms in the Existing Credit Agreement as may be mutually agreed. It is understood and agreed that the Credit Documentation shall contain only those payments, conditions to borrowing, representations, warranties, covenants and events of default expressly set forth or referred to in this Senior Financing Summary of Terms. The foregoing sentences are referenced herein as the “Documentation Principles”.

Representations and Warranties:	The Credit Documentation will contain representations and warranties that are substantially the same as those set forth in the Existing Credit Agreement, and consistent with the Documentation Principles, plus (a) if the Senior Credit Facility is used to finance in part the Acquisition, solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transaction, (b) U.S.A. Patriot Act (with respect to the Borrower), (c) OFAC (with respect to the Borrower only, and in the form agreed with the Senior Lead Arrangers on the date of the Commitment Letter), and (d) the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Senior Lenders from funding the Senior Credit Facility.

Affirmative Covenants:	The Credit Documentation will contain affirmative covenants that are substantially the same as those set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Negative Covenants:	The Credit Documentation will contain negative covenants that are substantially the same as those set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Financial Covenants:	Limited to:

•     A maximum Consolidated Leverage Ratio (to be defined, along with all other related defined terms, including Consolidated EBITDA, in a manner substantially the same as the Existing Credit Agreement and consistent with the Documentation Principles), with covenant levels as follows: (i) 4.25:1.00 through December 31, 2013, (ii) 4.00:1.00 from January 1, 2014 through December 31, 2014, and (iii) 3.50:1.00 from January 1, 2015 through the date of maturity of the Senior Credit Facility.

Annex II-4	Compass – Commitment Letter

•     A springing minimum net worth covenant that is substantially the same as that set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Events of Default:	The Credit Documentation will contain events of default that are substantially the same as those set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Clean-up Period:	If, during the five-day period following the Closing Date (the “Cleanup Period”), a matter or circumstance exists which constitutes a breach of the representations and warranties or a breach of the covenants or a potential or actual event of default, that matter or circumstance will not constitute an event of default; provided that (i) the matter or circumstance does not constitute a Major Default (to be defined as payment default, failure to preserve the Borrower’s existence, failure to provide notice of default, breach of a negative covenant, cross-default, insolvency proceeding, inability to pay debts, invalidity of the credit agreement and change of control) or a default or an event of default incapable of being cured, (ii) reasonable steps are being taken to cure that matter or circumstance and (iii) such potential or actual event of default is cured or otherwise ceases to exist within five days following the Closing Date. For the avoidance of doubt, nothing in this section shall affect the Conditions Precedent set forth above.

Assignments and Participations:	Each Senior Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Administrative Agent and, so long as no event of default has occurred, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Senior Lenders or any of their affiliates, (ii) the Borrower shall be deemed to have consented to any such any such assignment unless it has objected thereto in writing within ten business days of receiving notice thereof, and (iii) no approval of the Administrative Agent shall be required in connection with assignments under the Senior Credit Facility to other Senior Lenders or any of their affiliates. Each Senior Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Senior Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Annex II-5	Compass – Commitment Letter

Waivers and Amendments:	The Credit Documentation will contain amendment and waiver provisions that are that are substantially the same as those contained in the Existing Credit Agreement.

Defaulting Lenders:	The Credit Documentation shall include customary “defaulting lender” provisions to be agreed.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Senior Lead Arrangers, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against, and hold each harmless from, all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole, unless such losses, claims, damages, liabilities or expenses are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise from the gross negligence, willful misconduct or bad faith of the applicable indemnified person or any of such indemnified person’s officers, directors, employees, agents and advisors, or (ii) to result from a claim brought by the Borrower against an indemnified person for a material breach in bad faith of such indemnified person’s obligations under the Commitment Letter, the Fee Letters or other Credit Documentation.

Governing Law:	New York.

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent associated with the preparation, execution, delivery and administration of the Senior Credit Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel, which shall be limited to the counsel identified in clause (b) of this paragraph) and (b) all reasonable and documented out-of-pocket expenses of the Senior Lenders (including the reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole) in connection with the enforcement of the Senior Credit Facility.

Counsel to the Administrative Agent:	Shearman & Sterling LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex II-6	Compass – Commitment Letter

ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The initial borrowing under each of the Facilities shall be subject to the following conditions precedent (which shall be satisfied prior to or substantively concurrent with the funding under the applicable Facility):

(i) There shall not have occurred a Company Material Adverse Effect. “Company Material Adverse Effect” means a matter, event, development, change or occurrence (a “Company Event”) either alone or in combination that occurs or materialises in the period from the date the Acquisition Agreement is executed and delivered to the Closing Date and results in, or can be reasonably expected to result in, a material adverse effect on the business, results of operations or the financial condition of the Group (as defined in the Acquisition Agreement in the form approved by the Commitment Parties pursuant to clause (ii) below as in effect on the date hereof) (taken as a whole); provided that no Company Event to the extent it arises out of, in connection with or resulting from an External Event (as defined in the Acquisition Agreement in the form approved by the Commitment Parties pursuant to clause (ii) below as in effect on the date hereof) shall be deemed to constitute or contribute to a Company Material Adverse Effect.

(ii) The Acquisition shall have been or shall be, substantially simultaneously with the initial borrowing, consummated in accordance with the terms of the Acquisition Agreement without giving effect to any amendments, modifications, supplements, waivers or consents by the Borrower or any of its affiliates thereto that are materially adverse to the interests of the Lenders not approved by the Lead Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed). It is understood and agreed that any reduction in price (which, for the avoidance of doubt, shall not include any adjustment or decrease to the purchase price pursuant to clauses (i) through (vi) of Section 3.1(a) or Section 3.1(b) of the Acquisition Agreement in the form approved by the Lead Arrangers below) shall be deemed to be materially adverse to the interest of the Lenders; provided that a reduction in the purchase price of ten percent (10%) or less shall not in and of itself be deemed material as long as the amount of the reduction is applied to reduce the Bridge Facility and the Senior Credit Facility on a pro rata basis. The Lead Arrangers acknowledge and agree that the copy of the Acquisition Agreement delivered to the Lead Arrangers on April 25, 2012 at 5:02 P.M. (including the versions of the other Transaction Documents (as defined therein) and documents in Agreed Form (as defined therein) most recently delivered prior thereto) has been reviewed by and is satisfactory to the Lead Arrangers.

(iii) The Borrower shall have delivered to the Administrative Agents a certificate as to the financial condition and solvency of the Borrower (on a consolidated basis, after giving effect to the Transaction and the incurrence of indebtedness related thereto), in the form attached as Exhibit A hereto.

(iv) The Borrower shall have delivered to the Administrative Agents customary (A) legal opinions in substantially the form of the legal opinions delivered in connection with the closing under the Existing Credit Agreement, modified to reflect the Senior Credit Facility or the Bridge Facility (as applicable) and the Acquisition, (B) evidence of authority (including the incumbency of officers executing the Credit Documentation), (C) corporate resolutions, (D) good standing certificates, and (E) closing certificates regarding satisfaction of the conditions precedent to funding of the applicable Facility.

Annex III-1	Compass – Commitment Letter

(v) The Borrower shall have delivered to the Lead Arrangers: (A) within 45 days after the end of each fiscal quarter of the 2012 fiscal year, unaudited balance sheets and related statements of operations and cash flows of the Borrower and the Acquired Business for such fiscal quarter and for the elapsed period of the 2012 fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); (B) any additional audited and unaudited financial statements for all recent, probable or pending acquisitions by the Borrower and the Acquired Business that would be required to be filed in a Form 8-K, or would be if the Acquired Business were a reporting company under the Securities Exchange Act of 1934; provided that the information in this clause (B) shall only be required with respect to the Acquired Business to the extent such information would be necessary for inclusion in a registration statement under the Securities Act relating to the Notes; and (C) pro forma balance sheet and related statement of operations of the Borrower for fiscal year 2011 and for the latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 for the Borrower; provided that the Borrower may satisfy its obligations to deliver financial statements under this clause (v) by filing such statements with the SEC.

(vi) With respect to the Bridge Facility only, at least five consecutive business days prior to the Closing Date (which five consecutive business-day period, (1) if it has not ended on or before August 17, 2012, shall not commence before September 5, 2012, (2) shall exclude July 5-6, 2012 and November 21-23, 2012 and (3) if it has not ended on or prior to December 18, 2012, shall not commence prior to January 3, 2013), the Borrower shall have (A) provided to the Commitment Parties one or more preliminary prospectuses, offering memoranda or private placement memoranda (including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act, and at no time during such five consecutive business-day period shall the financial information in such Offering Document have become stale) relating to the Notes (the “Offering Document”), (B) used commercially reasonable efforts to cause the independent registered public accountants of the Borrower and, consistent with its obligations under the Acquisition Agreement, the Acquired Business to render customary “comfort letters” with respect to the financial information in the Offering Document, and (C) caused the senior management and other representatives of the Borrower and, in a manner consistent with the Acquisition Agreement, the Acquired Business, to provide access in connection with due diligence investigations and to prepare and participate in a customary “internet road show”.

(vii) All fees due to the Administrative Agents, the Lead Arrangers and the Lenders pursuant to the Fee Letters and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers on or prior to the Closing Date pursuant to the Commitment Letter, shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facility. The Borrower shall have complied with all of its obligations under the “Market Flex” provisions in Section 3 of the Joint Fee Letter.

Annex III-2	Compass – Commitment Letter

(viii) To the extent requested at least 10 days prior to the Closing Date by the Lead Arrangers, the Borrower shall have delivered the documentation and other information with respect to the Borrower to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, prior to the Closing Date.

(ix) Solely in the case of the Senior Credit Facility, commitments shall have been received from the Senior Lenders for the $1.05 billion of the Senior Credit Facility not committed to by the Initial Senior Lenders.

(x) With respect to each Facility, the Borrower shall have provided to the Lead Arrangers in respect of such Facility, not later than 30 days prior to the Closing Date, an Information Memorandum for such Facility.

Annex III-3	Compass – Commitment Letter

EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

[                    ], [            ]

The undersigned, [            ], the [            ] of [Name of West] (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], [            ] (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each lender from time to time party thereto (collectively, the “Lenders”) and [Bank of America, N.A.], as administrative agent thereunder (in such capacity, the “Administrative Agent”).

As used herein, “Company” means the Borrower.

1. I, [    ], hereby certify that I am the [ ] of the Company and that I am knowledgeable of the financial and accounting matters of the Company, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Company.

2. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

3. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i) the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii) the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

Exhibit A	Compass – Commitment Letter

(iii) the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date;

(v) the Company is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and

(vi) the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as [            ] of the Borrower and not in his individual capacity.

Name:
Title:

Exhibit A	Compass – Commitment Letter